Exhibit 10.1

FIRST AMENDMENT TO

TSR PERFORMANCE STOCK UNIT GRANT AGREEMENT

This First Amendment to TSR Performance Stock Unit Grant Agreement (“First Amendment”) is made by and between Inteliquent, Inc. (the “Company”) and [                    ] (the “Participant”). This First Amendment is made as of August 20, 2015.

BACKGROUND

A.     The Company and Participant entered into a TSR Performance Stock Unit Grant Agreement dated [                    ], 2015 (the “Agreement”). The Agreement, due to an error, incorrectly stated that linear interpolation would apply to all TSR ranking tiers in the chart in Section 3(e) of the Agreement.

B.     The parties wish to amend the Agreement to correct the error.

THE AGREEMENT

In consideration of (i) the terms and conditions set forth below, (ii) Participant’s right to continued employment and (iii) Participant’s right to participate in the annual cash bonus program for the current year, the parties agree as follows:

1.     Definitions. All capitalized terms not defined in this First Amendment have the same meanings given to those terms in the Agreement.

2.     Section 3(e). The last sentence of the first paragraph of Section 3(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

Linear interpolation shall be used to determine Vested PSUs earned between goal points listed in the chart below rounded to the nearest whole number of PSUs, except when the Company’s TSR Ranking is in the “At least 75th Percentile — and less than 90th Percentile” tier. When the Company’s TSR Ranking is in the “At least 75th Percentile — and less than 90th Percentile” tier, the Vested PSU payout percent will be 150% as reflected in the following chart. For the avoidance of doubt, (i) if the Company’s TSR Ranking is not at least at the 25th percentile, the Vested PSU Payout Percentage shall be 0%, and (ii) in no event shall the Vested PSU Payout Percent exceed 200%.

3.     Section References. Section titles used in this First Amendment have no substantive meaning and are not a part of the parties’ agreement.

4.     Successors and Assigns. This First Amendment is binding upon and inures to the benefit of the successors and permitted assigns of the parties.

5.     Entire Agreement. Except as expressly modified by this First Amendment, the Agreement is and will remain in full force and effect in accordance with its terms and constitutes the legal and binding obligations of the Company and Participant. This First Amendment, including the Agreement and the Plan, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect to the subject matter of this First Amendment.

The Company and Participant have executed this First Amendment as of the date first set forth above.

Inteliquent, Inc.	[Participant]

By:	By:

Name:

Title: